Exhibit 99.1

January 28, 2005
For 4:30 pm EST Release
Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE'S ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM

MOORESVILLE, N.C. -  The board of directors of Lowe's Companies, Inc. (NYSE: LOW) has approved a share repurchase program of up to $1 billion, effective immediately. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. As of October 29, 2004, Lowe's Companies, Inc. had 772 million shares outstanding.

"Following our $1 billion share repurchase in 2004, this additional authorization from the board is an indication of the financial strength of Lowe's and, with ongoing dividend payments, allows us to enhance the overall return to shareholders," commented Robert A. Niblock, Lowe's chairman, president and CEO.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the company's determination from time to time whether to purchase any shares under the repurchase program.

With fiscal year 2003 sales of $30.8 billion, Lowe's Companies, Inc. is a FORTUNE 50 company that serves approximately 10 million customers a week at more than 1,075 home improvement stores in 48 states. In 2004, FORTUNE named Lowe's America's Most Admired Specialty Retailer for a second consecutive year. Based in Mooresville, N.C., the 59-year old company is the second largest home improvement retailer in the world. For more information, visit Lowes.com

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